Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Announces Third Quarter Results for Fiscal 2006

Equipment bookings reach record $77.3 million, up 90 percent versus year-ago period;
Net income advances 60 percent on 25 percent increase in revenue;
Revenue backlog reaches $99 million

KALISPELL, MT – July 26, 2006 – Semitool, Inc. (NASDAQ: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its third fiscal quarter and nine-month period ended June 30, 2006.

Revenue increased 25 percent to $59.1 million versus revenue of $47.4 million in the third quarter last year. Net income advanced 60 percent to $2.4 million, or $0.07 per share, versus net income of $1.5 million, or $0.05 per share, in the third quarter last year.

Total third quarter equipment bookings were a record $77.3 million, up 90 percent versus the same period a year ago, and an improvement of 52 percent compared with bookings in the most recent quarter. Deferred revenue at the end of the period was $14.7 million and shipping backlog was $84.3 million, resulting in a total revenue backlog of $99.0 million. Total shipments during the quarter were $55.5 million.

Larry Murphy, president and chief operating officer, said, “Our bookings performance is a clear indication that our recent efforts to seed the market are having the desired impact. As expected, a substantial portion of our third-quarter orders came as follow-on purchases from customers that have recently adopted our Raider platform. This tool is now a critical production component within many of the world’s leading semiconductor fabs. Given the Raider’s versatility, ease-of use and low cost of ownership, we expect demand will continue to build.”

Murphy said several third-quarter orders were for multiple Raiders. “Two multi-tool orders were placed by memory device manufacturers that will utilize our tools to perform advanced copper-interconnect plating applications. Our technologies and cost advantages have positioned Semitool as the dominant provider of copper-ECD tools to the memory market. We also added three front-end-of-line, single-wafer cleaning customers during the quarter, solidifying our dominant position in the FEOL space.

“Concurrent with our efforts to secure follow-on orders has been a continued focus on capturing new business. These efforts resulted in five first-time Raider orders placed by customers in Germany, Japan, Korea and the United States. We are especially encouraged by the success we have had in the domestic market, as third-quarter U.S. bookings approached an all-time high.”

Ray Thompson, chairman and CEO, said, “The investments we have made in building our product portfolio are leading to new customer relationships and energizing our global sales force. The strength of our entire company was on display at SEMICON West – a great show for Semitool. Meetings with leading companies in the semiconductor industry confirmed that we are well positioned on their technology and capacity road maps. This fact was underscored by our record third quarter bookings performance.”

Through nine months, revenue increased 25 percent to $178.2 million versus $142.6 million during the comparable period a year ago. Net income was $6.0 million, or $0.19 per share, versus $8.9 million, or $0.31 per share, at the nine-month mark in fiscal 2005. Last year’s net income results benefited from the receipt of a $2.9 million, or $0.07 per share, payment related to a patent infringement settlement.

At the end of the third quarter, cash, cash equivalents and marketable securities totaled $15.9 million versus $22.5 million at the end of this year’s second fiscal quarter. Total shareholders’ equity was $156.4 million versus $153.5 million at March 31, 2006.

Guidance
Management anticipates fourth quarter 2006 revenue will be in the range of $60 million to $64 million, which would result in full-year revenue of between $238 million and $242 million. Fourth quarter diluted earnings per share are expected to range from $0.07 to $0.10, resulting in full-year diluted earnings per share of between $0.26 and $0.29.

Conference Call Information
Semitool will host an investor conference call today at 5:00 p.m. Eastern. The call can be accessed by dialing 800-599-9829 (617-847-8703 for international callers) and entering the passcode 59309435. A simultaneous webcast will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay will be available from 7 p.m. Eastern on July 26, 2006, until 11:59 p.m. Eastern on July 28, 2006, and can be accessed by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 54076088.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements, including statements related to future demand for our products; results of efforts to seed our market; our leading position on front end of line single wafer tools; results of our efforts to capture new business; fourth quarter revenue guidance in the range of $60 million to $64 million, resulting in full-year revenue in the range of $238 million and $242 million; and fourth quarter diluted earnings per share guidance in the range from $0.07 to $0.10, resulting in full-year diluted earnings per share between $0.26 and $0.29. Also, bookings, deferred revenue, backlog and shipments are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties. Many factors can adversely affect increased demand for our tools and market expansion, including the tools’ performance and general market conditions. Also, many factors can adversely affect gross margins and forecasted financial performance, including cancellations and push-backs, delays in customers’ on-site acceptance of our products and unanticipated costs. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, the financial condition of our customers, the company’s ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis as well as a number of other risk factors described in our Form 10-K for the fiscal year ended September 30, 2005 and other filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

(Financial tables follow)

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Net sales	$59,095	$47,405	$178,208	$142,563
Cost of sales	31,455	22,754	96,251	70,413

Gross profit	27,640	24,651	81,957	72,150

Operating expenses:
Selling, general and administrative	17,992	17,422	54,068	47,832
Research and development	6,186	5,364	18,248	14,632

Total operating expenses	24,178	22,786	72,316	62,464

Income from operations	3,462	1,865	9,641	9,686
Other income (expense), net	212	135	(310)	3,200

Income before income tax	3,674	2,000	9,331	12,886
Income tax provision	1,323	532	3,359	3,938

Net income	$2,351	$1,468	$5,972	$8,948

Earnings per share:
Basic	$0.07	$0.05	$0.19	$0.31

Diluted	$0.07	$0.05	$0.19	$0.31

Weighted average common shares:
Basic	31,906	28,719	30,924	28,702
Diluted	32,230	29,133	31,281	29,099

SEMITOOL,INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	June 30, 2006	September 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$15,864	$6,557
Marketable securities	--	475
Trade receivables, net	53,524	42,165
Inventories	88,968	72,294
Prepaid expenses and other current assets	14,083	13,769

Total current assets	172,439	135,260
Property, plant and equipment, net	41,292	35,558
Other assets, net	9,929	7,862

Total assets	$223,660	$178,680

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$18,902	$19,153
Other current liabilities	41,184	32,487

Total current liabilities	60,086	51,640
Long-term liabilities	7,222	6,619

Total liabilities	67,308	58,259

Shareholders' equity:
Common stock	79,984	49,853
Retained earnings	77,035	71,063
Accumulated other comprehensive loss	(667)	(495)

Total shareholders' equity	156,352	120,421

Total liabilities and shareholders' equity	$223,660	$178,680